COMMUNITY BANK SYSTEM, INC.
                  Statement re: Earnings Per Share Computation

                                   Exhibit 11

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
                                      Three Months Ended                    Nine Months Ended
                                         September 30,                        September 30,
                                    1996             1995                  1996           1995

Primary Earnings Per Share
Net Income                         $3,792,234         $3,030,510         $10,455,053      $8,353,018
Less:  Accured Dividend on
   Preferred Stock                  (101,250)          (202,500)           (303,750)       (202,500)

Income applicable
   to common stock                 $3,690,984         $2,828,010         $10,151,303      $8,150,518


Weighted average number
   of common shares                 3,687,881          3,646,104           3,695,147       3,077,915
Add:  Shares issuable from
   assumed exercise of
   incentive stock options             36,542             40,953              32,782          30,474

Weighted average number of
   common shares - adjusted         3,724,423          3,687,057           3,727,929       3,108,389



Primary Earnings Per Share              $0.99              $0.77               $2.72           $2.62

Fully diluted Earnings Per Share

Net Income                         $3,690,984         $2,828,010         $10,151,303      $8,150,518

Weighted average number of
   common shares - adjusted         3,724,423          3,687,057           3,727,929       3,108,389
Add:  Equivalent number of
   common shares assumijng
   conversion of preferred                  0                  0                   0               0

Weighted average number of
   common shares - adjusted         3,724,423          3,687,057           3,727,929       3,108,389

Fully diluted earnings per share        $0.99              $0.77               $2.72           $2.62
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